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                                                                EXHIBIT 10.1.1

                            ASSET PURCHASE AGREEMENT

      This AGREEMENT, dated May 31, 1996 and effective as of 11:59 p.m., New York time, on May 30, 1996, is entered into by and between BRUNSWICK CORPORATION, a Delaware corporation ("Brunswick"), and FM Precision Golf Manufacturing Corp., a Delaware corporation ("Buyer").

      IT IS AGREED as follows:

      Section 1. Definitions. The following terms have the following meanings when used herein:

      1.1 "Agreement" means this Asset Purchase Agreement, including all schedules and exhibits hereto, as it may be amended from time to time in accordance with its terms.

      1.2 "Balance Sheet" means the balance sheet reflecting the Golf Assets and Golf Liabilities as of December 31, 1995 attached hereto as Exhibit A.

      1.3  "Brunswick" and "Buyer" have the meanings specified above.

      1.4 "Closing Date" and "Closing" mean the date, time, and place for closing the transactions described in Section 2.3 and the closing therein referred to.

      1.5 "Excluded Assets" means:

            (a) all assets related to state, local and federal taxes including income, sales or use and franchise taxes, and all prepaid insurance, prepaid advertising and other prepaid expenses;

            (b) any cash or cash equivalents (including letters of credit), intracompany and intercompany payable and receivable balances (between Brunswick and its divisions and affiliates), advances, insurance policy coverages and other services furnished to or for the benefit of the Golf Business by Brunswick;
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            (c)   all names, trade names and trademarks containing the name
                  "Brunswick" or any derivation thereof whether in English or any other language; and

            (d) any claims, demands, causes of action, judgments and pending litigation which relate to any Excluded Liabilities and which are related to the Golf Business and as to which Brunswick is a claimant, plaintiff, judgment creditor or beneficiary.

      1.6  "Excluded Liabilities" means:

            (a) any intercompany payable balances owing to Brunswick or any of its subsidiaries or affiliates, from the Golf Business;

            (b) the employee pension and welfare benefit obligations retained by Brunswick pursuant to Section 5 hereof;

            (c) the liabilities and obligations relating to environmental matters retained by Brunswick pursuant to Section 6.5 hereof;

            (d)   any liability related to the matters set forth on Schedule
                  4.9;

            (e) all product liability claims for which Brunswick is responsible under Section 6.3;

            (f) all liabilities and obligations of any nature arising out of occurrences or circumstances prior to the Closing Date, except Golf Liabilities; and

            (g)   all liabilities and obligations

                  (i)   relating to any Excluded Asset; or

                  (ii) relating to any item listed on any Schedule identified therein by a single asterisk (*) as not being included as a Golf Liability.

      1.7 "Golf Assets" means only the following properties and assets (except the Excluded Assets) of Brunswick existing on the Closing Date:

            (a) all assets reflected on the Balance Sheet and supplies owned by Brunswick on the date of the Balance Sheet or acquired by Brunswick between the date of the Balance Sheet and the Closing Date pertaining to the Golf Business (except inventory and supplies or other assets disposed


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                  of or used in the ordinary course of business since the date of the Balance Sheet);

            (b) the accounts (including the following Brunswick bank accounts pertaining solely to the Golf Business: Fleet Bank Bank Card Account No. 0430426, Fleet Bank Collection Lock Box Account No. 0363238 (Lock Box No. 30050), and Bank of Boston, Payroll Account No. 51131274) and notes receivable of Brunswick pertaining to the Golf Business existing on the Closing Date;

            (c) finished goods, work-in-process, and raw materials inventory pertaining to the Golf Business;

            (d) sales order files, engineering order files, purchase order files, manufacturing records, customer lists and business files pertaining to the Golf Business;

            (e)   Golf Intangible Assets;

            (f) all right and interest of Brunswick to or in all of its agreements, options, contracts, distributor agreements, sales representative agreements, leases, license agreements, instruments, purchase orders, sales orders, and bids, pertaining to the Golf Business, other than insurance contracts;

            (g) all computer programs and like property, and all records thereof, pertaining to the Golf Business which are owned by Brunswick;

            (h) all machinery, equipment, tooling, dies and castings pertaining to the Golf Business;

            (i) the real property and improvements owned on the date of this Agreement by Brunswick in Torrington, Connecticut pertaining to the Golf Business (the "Owned Premises");

            (j) any claims, demands, causes of action, judgments and pending litigation which do not relate to any Excluded Liabilities and which are related to the Golf Business and as to which Brunswick is or may be claimant, plaintiff, judgment creditor or beneficiary; and

            (k) goodwill, going concern value or any other intangible asset not listed above pertaining to the Golf Business.


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      1.8 "Golf Business" means the golf shaft manufacturing, marketing and distribution business of Brunswick, which has an operations facility in Torrington, Connecticut.

      1.9 "Golf Intangible Assets" means those trade names, trade secrets, know-how, copyrights, service marks, trademarks, patents or applications therefore owned by Brunswick relating solely to the Golf Business (other than any name or mark which includes as a part thereof "Brunswick" or any derivation thereof) (each of which is listed on Schedule 4.8 (other than unregistered copyrights)), and such rights as Brunswick may have to sue for past infringement thereof, and those licenses listed on Schedule 4.8 each of which grants to Brunswick a license to use intellectual property rights owned by a third party solely in the Golf Business.

      1.10 "Golf Liabilities" means only the following liabilities of Brunswick relating to the Golf Business existing on the Closing Date (except the Excluded Liabilities):

            (a) the obligations of Brunswick relating to events and circumstances taking place on and after the Closing Date, or accruing or becoming payable during the period beginning on the Closing Date, and in each case arising under the agreements, options, contracts, distributor agreements, sales representative agreements, leases, license agreements, instruments, purchase orders, sales orders, and commitments (including outstanding bids) ("Contracts") set forth on Schedule 4.6 pertaining to the Golf Business which are to be assigned to Buyer by Brunswick pursuant to this Agreement ("Contract Obligations");

            (b) other current liabilities (except liability for any income, sales, use and franchise taxes and insurance) incurred by Brunswick in the ordinary course of the Golf Business and existing at the Closing Date;

            (c) additional current liabilities (except liability for any income, sales, use and franchise taxes and insurance) relating to events and circumstances taking place on and after the Closing Date, or accruing or becoming payable during the period beginning on the Closing Date, and in each case arising under the agreements, options, contracts, distributor


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                  agreements, sales representative agreements, leases, license agreements, instruments, purchase orders, and commitments (including outstanding bids) (collectively with the Contracts, "Golf Contracts") entered into by Brunswick prior to the Closing Date in the ordinary course of the Golf Business of a kind not required to be reflected on Schedule 4.6, which are to be assigned to Buyer by Brunswick pursuant to this Agreement (collectively with the Contract Obligations, "Contractual Obligations");

            (d) any sales, use, transfer or other tax or recording cost or other similar tax resulting from the sale or transfer of the Golf Assets or the assumption of the Golf Liabilities hereunder;

            (e) warranty claims for defective products of the Golf Business manufactured by Brunswick prior to the Closing Date, but excluding any of such claims which were asserted prior to the Closing;

            (f) the employee pension and welfare benefit obligations assumed by Buyer pursuant to Section 5 hereof;

            (g) all vacation, termination and severance pay and accrued sickness benefits for all employees of the Golf Business who are employed by Brunswick on the Closing Date and who are employed by Buyer immediately thereafter;

            (h) all product liability claims for which Buyer is liable under Section 8.3;

            (i) all real estate, personal property and ad valorem taxes relating to the Golf Assets which have been accrued but are not payable prior to the Closing Date, or which accrue after the Closing Date; and

            (j) the liabilities and obligations relating to environmental matters assumed by Buyer pursuant to Section 6.5 hereof.

      1.11  "Permitted Encumbrances" means any of the following:

            (a) liens in connection with the Golf Business securing taxes, assessments, fees or other governmental charges or levies, or securing the claims of materialmen, mechanics, carriers, warehousemen, landlords and other similar persons;

            (b) liens incurred or deposits made in the ordinary course of the Golf Business (i) in connection with workers' compensation, unemployment insurance, social security and other similar laws or (ii) to secure the


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                  performance of bids, tenders, sales, contracts, public or
                  statutory obligations not incurred in connection with the borrowing of money, the obtaining of advances or the payment of the purchase price of property or services; and

            (c) reservations, exceptions, easements, leases and other similar title exceptions or encumbrances affecting real property (including, without limitation, all matters set forth on Schedule B of the Commitment (as hereafter defined)), provided they do not in the aggregate materially interfere with the use of such property in the ordinary course of the Golf Business.

      1.12 "To Brunswick's knowledge," "To the best of Brunswick's knowledge" and similar phrases only mean what those persons listed on Schedule 1.12 know or should have known in the reasonable performance of their job responsibilities.

      Section 2.  Purchase Price; Closing; Transactions at Closing.

      2.1 Purchase Price. The total purchase price for the Golf Assets shall be $6,000,000 in cash, plus the assumption of the Golf Liabilities pursuant to
Section 2.3.2, subject to adjustment as provided in Section 2.6.3.

      2.2 Closing Date. The Closing hereunder shall take place at the office of Mayer, Brown & Platt, 190 South LaSalle Street, Chicago, Illinois 60603 at 10:00 a.m. Chicago time, on May 31, 1996, or at such other place or time as Brunswick and Buyer may agree.

      2.3 Transactions at Closing. At the Closing, and on the basis of the representations, warranties, covenants and agreements made herein and in the exhibits and schedules hereto and in the certificates and other instruments delivered pursuant hereto, and subject to the terms and conditions hereof:

            2.3.1 Transfer of Assets. Brunswick shall transfer and convey to Buyer, and give possession to Buyer (where the context so permits) of, all of the Golf Assets, delivering to


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Buyer bills of sale and assignments and documents of conveyance each duly executed and acknowledged by Brunswick, and such other good and sufficient instruments of transfer and conveyance as shall be effective to vest in Buyer good and valid title to all of the Golf Assets, free and clear of all liens (except for tax liens for taxes not yet due and payable), encumbrances, charges, imperfections of title, restrictions, equities and claims of every kind, except for Permitted Encumbrances and as set forth on Schedule 4.3. The Owned Premises shall be conveyed by Brunswick to Buyer at the Closing by Special Warranty Deed in statutory form and Brunswick shall also make the deliveries required by
Section 2.3.3. In addition, Brunswick shall cause to be delivered the opinion required by Section 7.2.

            2.3.2 Payment. In consideration for the transfer of the Golf Assets, Buyer shall pay to Brunswick $6,000,000 by wire transfer of immediately available funds directly to Brunswick Corporation's Account No. 05-00259 at The First National Bank of Chicago, Chicago, Illinois (ABA No. 0710-00013), and shall deliver to Brunswick an instrument or instruments, acceptable to counsel for Brunswick, whereby Buyer assumes the Golf Liabilities. In addition, Buyer shall cause to be delivered the opinion required by Section 7.1.

            2.3.3  Real Estate Provisions.

            (a) Brunswick has provided to Buyer or provided Buyer an opportunity to review a copy of each of the documents referenced in this Section 2.3.3:

                  (i) All existing and proposed easements, covenants, restrictions, agreements, options, contracts and other documents which affect the Owned Premises, are known to Brunswick and are not disclosed by the Commitment (as hereafter defined), including


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                        service, maintenance, utility and operating agreements
                        affecting the Owned Premises and any agreements relating to the sale, leasing, or management of the Owned Premises;

                  (ii) A preliminary owner's title report and owner's title insurance commitment for the Owned Premises (the "Commitment") issued by a financially responsible title insurance company ("Title Company") authorized to issue title insurance in the State of Connecticut, and reasonably acceptable to Buyer;

                  (iii) A current ALTA survey of the Owned Premises certified to
                        Buyer, the Title Company and Star Bank, N.A.;

                  (iv) All existing and currently relevant reports in Brunswick's possession or control relating to the soil, seismological, geological, and drainage conditions and the flood characteristics of the Owned Premises;

                  (v) All environmental assessments or impact reports in Brunswick's possession or control relating to the Owned Premises that are currently relevant to the Owned Premises, and all approvals, conditions, orders, or declarations issued by any governmental authority relating to it that are currently relevant to the Owned Premises; and

                  (vi) All building plans and drawings, any warranties affecting the Owned Premises, any structural, mechanical, engineering or


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                  other reports, and any other information in Brunswick's
                  possession or control related to the improvements located on the Owned Premises.

            (b) In addition to the warranty deed referred to in Section 2.3.1 above, Brunswick shall deliver to Buyer at the Closing an affidavit in form satisfactory to Buyer that Brunswick is not a "foreign person" within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended (the "Code").

            (c) Brunswick at its own expense shall cause the Title Company to deliver to Buyer at the Closing a 1992 ALTA Owner's Policy of Title Insurance or an unconditional marked-up commitment for the same, in the amount of $200,000, together in either case with such endorsements as Buyer may request, showing fee title to the Owned Premises vested in Buyer subject only to the Permitted Encumbrances (the "Title Policy"). The Title Policy shall contain the following endorsements: (i) a statement deleting all standard printed exceptions; (ii) an access endorsement, insuring, among other matters, that the Owned Premises and all entrances, exits, driveways and access roads adjoin a public road or highway; (iii) an ALTA 3.1 zoning endorsement, if available; and (iv) affirmative insurance of the state of facts revealed by the current ALTA survey described in Section 2.3.3(a)(iii). At the Closing, Brunswick shall sign and deliver to Buyer and the Title Company an affidavit with respect to


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                  off-record title matters in the form promulgated by the
                  Connecticut Bar Association.

      2.4 Consistent Treatment. The parties hereto agree to (a) allocate the purchase price among the Golf Assets and the covenant not to compete set forth in Section 10 in accordance with Section 1060 of the Code and Schedule 2.4, (b) treat and report the transactions contemplated by this Agreement in all respects consistently for purposes of any federal, state or local tax, and (c) not take any action inconsistent with such obligation.

      2.5 Procedures for Assets Not Transferable. If any of the contracts or agreements or any other property or rights included in the Golf Assets is not assignable or transferable either by virtue of the provisions thereof or under applicable law without the consent of some party, this Agreement and the related instruments of transfer shall not constitute an assignment or transfer thereof and Buyer shall not assume Brunswick's obligations with respect thereto, but Brunswick shall use all commercially reasonable efforts to obtain such consent as soon as possible after the Closing Date or otherwise obtain for Buyer the practical benefit of such property or rights, and Buyer shall use all commercially reasonable efforts to assist in that endeavor. In the event that any purchase order included in the Golf Assets is not assigned by Brunswick, Buyer agrees to purchase from Brunswick at the contract price all property thereunder which Brunswick is obligated to purchase, and Brunswick agrees to sell the same to Buyer at such price. In the event that any sales order included in the Golf Assets is not assigned by Brunswick, Buyer agrees to sell to Brunswick any products required to complete such contracts at the same price provided for therein and otherwise to complete such contracts on behalf of Brunswick, and Brunswick agrees to purchase the same from Buyer at such price.


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Buyer shall provide all services and bear all costs necessary to complete such contracts, and Brunswick shall hold for Buyer's account and promptly remit to Buyer all amounts received with respect to such contracts. If Brunswick fails to comply with the provisions of this Section 2.5, Buyer on 30 days advance written notice to Brunswick may undertake to complete such contracts and collect amounts due thereunder in the name of Brunswick. Notwithstanding the foregoing, the parties agree that (a) all consents required to be obtained by Brunswick shall be obtained solely at Brunswick's expense, and (b) no obligation is hereunder imposed on Buyer to incur any expense in assisting Brunswick in obtaining any consents as to which Brunswick has indicated it will not reimburse Buyer.

      2.6  Purchase Price Adjustment.

            2.6.1 Closing Balance Sheet. As soon as practicable, but within 45 days after the Closing Date, a balance sheet of the Golf Assets and Golf Liabilities as of the close of business on the Closing Date (the "Closing Balance Sheet") shall be prepared by Brunswick. The Closing Balance Sheet shall be prepared on a basis consistent with the preparation of the Balance Sheet, except that the Closing Balance Sheet shall include within "account payable" the amount of $87,000 relating to an agreement between Buyer and Brunswick with respect to the NAPCO plater. The Closing Balance Sheet prepared by Brunswick shall then be audited by Arthur Andersen LLP, Brunswick's independent public accountants, solely for purposes of determining whether the Closing Balance Sheet has been prepared on a basis consistent with the preparation of the Balance Sheet and to give effect to the physical inventories taken by Brunswick shortly prior to the Closing Date. The cost of the audit shall be borne by Brunswick. Inventory values shall be based on the physical inventories taken by Brunswick in


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April 1996 and shall be on the cost (computed on a last-in first-out basis)
method of accounting.

            2.6.2 Resolution of Disputes. Buyer and its accountants shall be entitled to observe and consult with Brunswick and its accountants during the preparation of the Closing Balance Sheet. Arthur Andersen LLP shall make its workpapers available to Buyer and its accountants at the time of the delivery of the Closing Balance Sheet to Buyer. Buyer may propose any adjustments to the Closing Balance Sheet required such that the Closing Balance Sheet shall have been prepared on a basis consistent with the preparation of the Balance Sheet, provided that the aggregate amount of such adjustments exceeds $5,000 and that Buyer shall notify Brunswick in writing of the proposed adjustments, specifying the amount thereof and setting forth, in reasonable detail, the basis for each such adjustment, within 20 days of Buyer's receipt of the Closing Balance Sheet. In the event of a dispute with respect to a proposed adjustment, Buyer and Brunswick shall attempt to reconcile their differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties. If the Buyer and Brunswick are unable to reach a resolution of such dispute(s) within 20 days, Buyer or Brunswick may submit the items remaining in dispute for resolution to an independent accounting firm of national reputation mutually appointed by Buyer and Brunswick, or if the parties are unable to agree upon such accounting firm, then Price Waterhouse LLP shall be selected (such accounting firm being herein referred to as the "Independent Accounting Firm"). The Independent Accounting Firm shall, within 20 days after submission, determine and report to the parties upon such disputed items, and such report shall be final, binding and conclusive on the parties hereto. The unsuccessful party shall pay


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the fees and charges of the Independent Accounting Firm; provided, however, that if more than one dispute is raised, the party whose claims, in amount of dollars, was the most unsuccessful shall be deemed the unsuccessful party.

            2.6.3 Additional Payment. If the net book value of the Golf Assets transferred to Buyer, less the Golf Liabilities assumed by Buyer, as such amounts are shown in the Closing Balance Sheet is less than $16,272,929, Brunswick shall refund to Buyer the difference between those two amounts on a dollar-for-dollar basis. If the net book value of such assets less such liabilities shown on the Closing Balance Sheet is more than $16,272,929, Buyer shall pay Brunswick the difference between such amounts on a dollar-for-dollar basis. Any amount due under this Section 2.6.3 shall be paid within five business days of the completion of the Closing Balance Sheet and the resolution of all disputes with respect thereto. Either of such payments shall bear interest at the prime rate charged by the First National Bank of Chicago from the Closing Date to the date of payment.

      Section 3. Representations, Warranties, Agreements and Covenants of Buyer. Buyer represents and warrants to, and agrees with, Brunswick as follows:

      3.1 Organization. Buyer is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware and is duly qualified to do business in Connecticut.

      3.2 Authority. Buyer has full corporate power and authority to execute, deliver and perform this Agreement and all of the other agreements and documents executed in connection herewith (including a document pursuant to which Buyer assumes the Golf Liabilities) (all other agreements and documents executed in connection herewith are herein referred to as the


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"Related Agreements"), and the execution and delivery of this Agreement and the
Related Agreements and the performance of all obligations hereunder and thereunder have been duly authorized by Buyer and such execution and delivery does not require the consent, approval or authorization of any person, public authority or entity; and neither the execution and delivery nor the performance of this Agreement or the Related Agreements will violate the Certificate of Incorporation or the By-Laws of Buyer, or any indenture, loan agreement, contract or instrument to which Buyer is a party or by which it is bound or any applicable law, rule, regulation, judgment, order, writ, injunction or decree of any court or government or governmental instrumentality. This Agreement has been duly executed and delivered by Buyer and constitutes, and each Related Agreement, when duly executed and delivered by Buyer will constitute, the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except as enforcement thereof may be limited by bankruptcy, insolvency and other laws affecting the enforcement of creditors' rights generally.

      3.3 Consents. Except as shown on Schedule 3.3, no notice to, filing with, authorization of, exemption by, or consent of, any person, entity or public or governmental authority is required for Buyer to consummate the transactions contemplated hereby.

      3.4 Litigation. Except as disclosed in Schedule 3.4, there is no litigation, proceeding or claim pending or threatened relating to Buyer's ability to purchase or operate the Golf Business or assume the Golf Liabilities related thereto.

      Section 4. Representations, Warranties, Agreements and Covenants of Brunswick. Brunswick represents and warrants to, and agrees with, Buyer as follows:


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      4.1 Organization. Brunswick is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware duly qualified to transact business as a foreign corporation in Connecticut. Brunswick has the full power and authority (corporate and otherwise) to engage in the business in which it is now engaged. The Golf Assets do not include any shares or other equity interests of any corporation, limited liability company, or partnership.

      4.2 Authority. Brunswick has full corporate power and authority to execute, deliver and perform this Agreement and all Related Agreements, and the execution and delivery of this Agreement and the Related Agreements and the performance of all obligations hereunder and thereunder have been duly authorized by Brunswick and such execution and delivery does not require the consent, approval or authorization of any person, public authority or other entity. The signing, delivery and performance of this Agreement and the Related Agreements by Brunswick is not prohibited or limited by, and will not result in the breach of or a default under, any provision of the Certificate of Incorporation or By-Laws of Brunswick or of any agreement, franchise, permit or instrument binding on Brunswick or any of the Golf Assets, or of any applicable law, rule, regulation, judgment, order, writ, injunction or decree of any court or government or governmental instrumentality, and will not result in the creation or imposition of any lien, encumbrance, equity, restriction or charge on any of the Golf Assets. This Agreement has been duly executed and delivered by Brunswick and constitutes, and each Related Agreement, when duly executed and delivered by Brunswick will constitute, the legal, valid and binding obligation of Brunswick, enforceable against Brunswick in accordance with its terms except as enforcement thereof may be limited by bankruptcy, insolvency and other


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laws affecting the enforcement of creditors' rights generally. Schedule 4.2 is a true and correct list of all persons whose consents are needed to transfer the Golf Assets to Buyer, except for any consents from purchasers of Golf Business products whose consent is required as a result of a purchase order. Brunswick shall use commercially reasonable efforts to obtain the consents of the persons listed on Schedule 4.2 and the consents of such purchasers of Golf Business products as Buyer requests.

      4.3 Title. Brunswick has good and valid title to all Golf Assets; and except for Permitted Encumbrances and as set forth on Schedule 4.3, none of such property is held by Brunswick under any lease or conditional sales contract, or is subject to any security agreement, lien (except for tax liens for taxes not yet due and payable), encumbrance, charge, equity or claim. Upon delivery to Buyer of the bills of sale and assignments referred to in Section 2.3.1, Buyer will receive good and valid title to all of the Golf Assets, free and clear of all liens (except for tax liens for taxes not yet due and payable), encumbrances, charges, imperfections of title, restrictions, equities and claims of every kind, except for Permitted Encumbrances and as set forth on Schedule
4.3. Brunswick has no knowledge of any pending or contemplated proceeding for the review or adjustment of the real estate tax assessment of the Owned Premises. Brunswick has not filed an appeal or protest for the real estate tax assessment of the Owned Premises for the current tax period. Brunswick has not received notice of any pending condemnation action against the Owned Premises or any part thereof, nor does Brunswick have knowledge of any such condemnation actions being threatened or contemplated. Brunswick has not received any notice of existing actions, suits, proceedings, judgments, orders, decrees, defaults, delinquencies, or deficiencies pending or outstanding


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against the Owned Premises or Brunswick which would affect Brunswick's ability to perform its obligations under this Agreement and the Related Agreements, or Brunswick's use and occupancy of the Owned Premises. Except as noted above, to the best of Brunswick's knowledge, no such matters are threatened. Other than in connection with Brunswick's agreement pursuant to Section 6.5.1, there are no agreements with governmental authorities, agencies, utilities, or quasi-governmental entities which affect the Owned Premises. Other than in connection with Brunswick's agreement pursuant to Section 6.5.1, Brunswick knows of no facts or conditions which would prevent Buyer from operating the Owned Premises after the Closing in substantially the same manner as Brunswick operated the Owned Premises immediately prior to the Closing. There are not, and at the Closing there will not be, any tenants or lessees on or of the Owned Premises or any part thereof arising through or under Brunswick. To the best of Brunswick's knowledge, the documents submitted or to be submitted to Buyer pursuant to this Agreement and the Related Agreements include, and will include when submitted, all Contract Obligations to which Brunswick or its agents are party which affect the Owned Premises. No agreement exists which provides for the management of the Owned Premises by any person other than Brunswick. Brunswick is not a "foreign person" within the meaning of Section 1445(f)(3) of the Code. To the best of Brunswick's knowledge, there are no private or public cemeteries or graveyards, Native American burial grounds, Native American artifacts or other archaeological significant artifacts, and no endangered species or endangered or protected plants, located on, under or about the Owned Premises. No part of the Owned Premises has been listed or designated as an historical landmark or


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historically significant site. The only interest in real property owned or used by Brunswick in connection with the Golf Business is the Owned Premises.

      4.4 Financial Statements. The balance sheet as of, and statement of income for the year ended, December 31, 1995, of the Golf Business, a copy of which is attached hereto as Exhibit B, has been prepared from the books and records of Brunswick and fairly present the financial position, assets and liabilities of the Golf Business at such date and the results of its operations for such year and are in accordance with the books and records of Brunswick, which books and records are correct and complete. There are no attorneys' letters to auditors relating to the Golf Business.

      4.5 Inventories. All inventories of Brunswick reflected in the Balance Sheet were in existence on December 31, 1995 and the amounts thereof so shown reflect, and the amounts on the Closing Balance Sheet shall reflect valuations on the cost (computed on a last-in first-out basis) method of accounting, and none of the inventories of the Golf Business subsequent to December 31, 1995 has been stolen or otherwise unlawfully or improperly removed or diverted.

      4.6 Certain Contracts. Schedule 4.6 is a full and complete list (subject, in the case of clauses (a), (b), (g), (i) and (l) below, to the dollar amount indicated therein, and in the case of clause (f), the time limitations indicated therein) of all agreements, options, contracts, leases and instruments (but excluding (x) contracts and agreements made in connection with Brunswick's sale of the Golf Business that do not constitute Golf Assets, (y) employment agreements for employment at will, and (z) purchase orders, sales orders, service orders (other than as described in clause (g)) accounts payable and accounts receivable made in the ordinary course of the Golf Business) to which Brunswick is a party or by which Brunswick or the Golf Assets are bound, and which relate to the Golf Business, including without limitation (a) each contract for the disposition, sale, lease (where Brunswick is lessor) or otherwise, of equipment, goods, materials, research and development, supplies, studies, capital assets, or for the performance of services, in any case involving more than $1,000, (b) contracts for the joint performance of work or services, and all other joint venture, partnership or other similar agreements, (c) notes, mortgages, deeds of trust, loan agreements, security agreements, guarantees, debentures, indentures, credit agreements, warehousing agreements, repurchase agreements and other evidences of indebtedness other than endorsements for collection or deposit in the ordinary course of business, (d) licenses, sublicenses, royalty agreements and any other contract to which Brunswick is a party, or otherwise subject, relating to technical assistance, proprietary rights, confidentiality, non-disclosure, or non-use and related to the Golf Business, (e) deeds (other than those relating to Brunswick's acquisition of the Owned Premises) or contracts relating to the Owned Premises, (f) leases, whether as lessor or lessee, with respect to individual items of personal property which are not terminable without penalty in 30 days, (g) contracts for the purchase of any equipment, capital assets or services, except individual service orders made in the ordinary and usual course of the Golf Business involving less than $1,000, provided, however, that if the aggregate of such individual service orders from one party exceeds $50,000, such information shall be included on Schedule 4.6, (h) contracts containing covenants limiting the freedom of Brunswick to compete in the Golf Business or to engage in the Golf Business in any geographic area, but excluding this Agreement and any agreements with distributors or sales representatives, (i) each other written or oral agreement of Brunswick made in the ordinary course of the Golf Business to be assumed by Buyer which involves future payments by or to Brunswick after the Closing Date of more than $1,000, (j) all agreements with distributors or sales representatives for the Golf Business, (k) letters of credit related to the Golf Business, and (l) each other contract related to the Golf Business not made in the ordinary course of the Golf Business which involves future payments by or to Brunswick of more than $1,000 or is not to terminate or is not terminable without penalty to Buyer prior to 30 days from the Closing Date, and which is to be performed at or after the Closing Date. Schedule 4.6 also lists each outstanding proposal of Brunswick related to the Golf Business that involves total payments to Brunswick in excess of $1,000 and is subject to acceptance by third parties or could otherwise become a new sales contract. Brunswick has made available to Buyer for its review and examination, written summaries of all oral contracts referred to in this Section 4.6 and has provided to Buyer or made available to Buyer for its review and examination true and correct copies of all of such written contracts referred to in this Section 4.6 and all notices received by Brunswick pursuant to such contracts. Each of such contracts is a legal, binding and enforceable obligation of or against Brunswick except as enforcement thereof may be limited by bankruptcy, insolvency and other laws affecting the enforcement of creditors' rights generally. Brunswick has made available to Buyer true and correct copies of its standard invoice terms, standard purchase order terms, all product warranties and any correspondence in its possession from customers of the Golf Business relating to cancellations of orders or complaints about quality or service. Schedule 4.6 also contains a true and correct listing, by year, of the aggregate dollar value of (a) all warranty expense of the Golf Business for each of the past five years, and (b) all product liability claims asserted against the Golf Business for each of the past five years.

      4.7 Fixed Assets. Schedule 4.7 is a full and complete list of the fixed assets of Brunswick reflected on the Balance Sheet, showing cost, and net book value, as of the date of the Balance Sheet; a list of all other Golf Assets (other than goodwill, inventory, and trade accounts receivable) reflected on the Balance Sheet at an amount exceeding $50,000; and a list of all fixed assets of Brunswick related to the Golf Business acquired or disposed of by Brunswick between December 31, 1995 and April 26, 1996. Except for the Excluded Assets, corporate administrative services (including, but not limited to, legal, accounting, tax, risk management, financial planning, benefit administration and similar support services) and as otherwise set forth on Schedule 4.7, the Golf Assets constitute all of the assets necessary to conduct the Golf Business in the manner that the Golf Business was conducted by Brunswick prior to the date hereof.

      4.8 Intangible Rights. Schedule 4.8 is a full and complete list of all of Brunswick's trade names, registered copyrights, service marks, trademarks, patents or applications therefor and all licenses and other rights related thereto which are used solely in the Golf Business, except for any name or mark containing the name "Brunswick" or any derivation thereof whether in English or another language. To the best of Brunswick's knowledge, Brunswick owns or possesses adequate licenses or other rights to use the Golf Intangible Assets, and the same are sufficient to conduct the Golf Business as it has been and is now being conducted. To the best knowledge of Brunswick, the operations of the Golf Business do not conflict with or infringe, and no one has asserted in writing to Brunswick that such operations conflict with or infringe, any trade name, copyright, service mark, trademark or patent or any other similar right ("Intangible Rights") owned, possessed or used by any third party. To the best knowledge of Brunswick, there are no third parties whose operations conflict with or infringe, nor has anyone asserted in writing that such operations conflict with or infringe, any Golf Intangible Assets. The Golf Intangible Assets are owned free and clear of all encumbrances or have been duly licensed for use by Brunswick. Except as set forth on said
Schedule 4.8, to the best knowledge of Brunswick, there are no facts which would reasonably serve as a basis of any claim that Brunswick does not have the unrestricted right to use, free of any rights or claims of others, all Golf Intangible Assets in the development, provision, use, sale or other disposition of any or all products or services presently being or contemplated to be, used, furnished or sold in the Golf Business.

      On the Closing Date all the Golf Intangible Assets shall have been duly transferred to Buyer, so as to vest in Buyer all right, title and interest therein, and Brunswick shall, at its sole expense, make, execute and deliver recordable assignments to effect and evidence such transfers as may be reasonably requested by Buyer.

      4.9 Litigation. Except with respect to any environmental matters (which matters are the subject of Section 4.13), Schedule 4.9 is a true and complete list and brief description of all litigation, proceedings and claims affecting the Golf Business (by or against Brunswick or any predecessor) pending or, to the knowledge of Brunswick, threatened against Brunswick, and the litigation described on Schedule 4.9 does not constitute a Golf Liability. Except with respect to any environmental matters (which matters are the subject of Section 4.13) and as set forth in Schedule 4.9, and whether or not covered by insurance, there is no action, proceeding, suit or appeal or, to the best knowledge of Brunswick, claim, dispute, investigation or inquiry, at law or in equity, involving Brunswick with respect to the Golf Business, or involving any of the Golf Assets or Golf Liabilities, and to the best knowledge of Brunswick, none has been threatened against Brunswick. Except with respect to any environmental matters (which matters are the subject of Section 4.13), Brunswick, with respect to the Golf Business, is not subject to any order, writ, injunction or decree of any court, agency, authority, arbitration panel or other tribunal.

      4.10 Employee Benefits. Schedule 4.10 is a list of all employee contracts (other than oral agreements for employment at will), benefit plans, and arrangements pertaining to the Golf Business (including all collective bargaining, employment, compensation, pension, retirement, consulting, severance, separation, incentive, hospitalization, vacation, sickness, insurance, welfare, profit sharing and bonus plans and agreements but excluding any agreements relating to retention bonuses to be paid to certain officers and employees of the Golf Business by Brunswick) under which Brunswick has any obligation. Brunswick has furnished to Buyer or provided Buyer with an opportunity to review copies of instruments evidencing all such contracts, benefit plans and arrangements and (a) all determination letters, audit reports and other correspondence with any governmental body or officer concerning such contracts, benefit plans and arrangements, (b) all benefit plan financial statements, forms 5500 and actuarial reports, (c) any documents evidencing any transactions between a benefit plan and any other person (other than the payment of benefits, cash contributions and the purchase of professional services in the ordinary course and the purchase and sale of investments in the ordinary course) and (d) information as to the amount of any allocable unfunded vested benefits in any employee benefit plan.

      4.11 Defaults. Except as listed on Schedule 4.11, Brunswick has performed in all respects, or is now performing in all respects, the obligations of, and is not in default (and would not by the lapse of time and/or the giving of notice be in default), nor has it received notice of default or notice of termination, in respect of any contract listed on any schedule to this Agreement. Except as set forth in Schedule 4.11 (or as shown on Schedule 4.19 with respect to receivables), to the best knowledge of Brunswick, no party with whom Brunswick has a contract listed on any schedule to this Agreement is in payment or other monetary default, or to the best knowledge of Brunswick, any other default, thereunder or has breached any terms or provisions thereof. To the best knowledge of Brunswick, there are no facts or circumstances which make a default under, or termination or suspension of, any of the contracts referred to in Section 4.6 likely to occur subsequent to the date hereof, nor has any third party raised any claim, dispute or controversy with respect to such contracts.

      4.12 Material Adverse Change. Except as set forth on Schedule 4.12 or as specifically disclosed and identified as such on the exhibits or schedules to this Agreement, there has not been since December 31, 1995 (a) any change which, individually or in the aggregate, has had a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or obligations of the Golf Business, other than such changes as may affect in general the industry in which the Golf Business participates, or (b) any damage, destruction or loss (including, without limitation, by reason of revocation of license or right to do business, total or partial termination, suspension, default or modification of contracts, governmental restriction, regulation, investigation or inquiry), whether or not covered by insurance, materially and adversely affecting the business, condition (financial or otherwise), assets or properties of Brunswick related to the Golf Business, or (c) any entering into by Brunswick with respect to the Golf Business of any transaction or contract, except in the ordinary and usual course of the Golf Business, nor any waiver by Brunswick with respect to the Golf Business of any right of substantial value or cancellation of any material debts or claims or voluntarily suffering of any extraordinary losses, or (d) any amendment or supplement to, or extension of, any employee profit-sharing, pension, bonus (other than certain retention bonuses to be paid to certain officers and employees of the Golf Business by Brunswick), incentive, retirement, medical reimbursement, life insurance, deferred compensation or any other employee benefit plan or arrangement to which employees in the Golf Business participate, or (e) any material problems experienced by Brunswick with respect to the Golf Business in employee relations, including, without limitation, strikes, shutdowns, slowdowns, work stoppages or resignations of key employees in the Golf Business, or (f) payment or prepayment of any material obligation or liability (fixed, contingent or otherwise), or discharge or satisfaction of any material lien or encumbrance, or settlement of any material liability, dispute, proceeding, suit or appeal, pending or threatened against Brunswick with respect to the Golf Business or the Golf Assets, except for current liabilities included in the balance sheet attached hereto as Exhibit B, current liabilities incurred since December 31, 1995 in the ordinary and usual course of the Golf Business, and the settlement of the lawsuit between Brunswick and NAPCO, Inc. (which settlement is subject to the approval of the United States Bankruptcy Court for the District of Connecticut), or (g) except for individual expenditures and commitments made in the ordinary and usual course of the Golf Business, any expenditure made by Brunswick for the purchase, acquisition, construction or improvement of a capital asset which is a Golf Asset, or (h) any entering into by Brunswick of any agreement or commitment, whether in writing or otherwise, to take any action described in this Section 4.12.

      4.13 Environmental Matters. Except as set forth in Schedule 4.13, to the best of Brunswick's knowledge, the Golf Business has obtained all permits, licenses and other authorizations which are required for the operation of the Golf Business under applicable federal, state and local laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including without limitation ambient air, surface water, ground water or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes ("Environmental Laws"). Except as set forth in Schedule 4.13, to the best of Brunswick's knowledge, the Golf Business is in compliance in all respects with all terms and conditions of such permits, licenses, decrees, judgments, orders and authorizations. Except as set forth in Schedule 4.13, to the best of Brunswick's knowledge, the Golf Business is in compliance in all material respects with all federal, state and local Environmental Laws, whether or not those require permits, licenses or other authorizations. Except as set forth in
Schedule 4.13, to the best of Brunswick's knowledge there are no hazardous substances located in, on or under the Owned Premises. Brunswick has disclosed to its contractor, GZA GeoEnvironmental, Inc., the existence of all known hazardous substances located in, on or under the Owned Premises so that the environmental investigations performed by it can address fully the conditions on the Owned Premises. Except as set forth in
Schedule 4.13, to the best of Brunswick's knowledge, Brunswick, with respect to the Golf Business, has not received notice of, any claim, action, demand, suit, proceeding, hearing, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge or release into the environment, of any pollutant, contaminant, chemical, or industrial toxic or hazardous substance or waste which could reasonably be expected to have a material adverse effect on the Golf Assets or on the financial condition, business or results of operations of the Golf Business. Except as set forth in
Schedule 4.13, there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice or demand letter, notice of violation, investigation or proceeding pending or, to the best of Brunswick's knowledge, threatened against Brunswick with respect to the Golf Business relating in any way to those laws or any regulation, code, plan, order, decree, judgment or injunction promulgated or approved thereunder.

      4.14 Guarantees. Except as otherwise noted on Schedule 4.14, none of the Golf Liabilities is guaranteed by any person, firm, association or corporation.
Schedule 4.14 is a correct and complete list of all guarantees by, or other contingent obligations (excluding contingencies related to defaults under contractual commitments and noncompliance under laws) of, Brunswick with respect to the Golf Business showing the parties and amounts involved and the expiration dates thereof.

      4.15 Compensation. The attached Schedule 4.15 constitutes a full and complete list of each officer, employee or consultant of the Golf Business (other than Wayne Rumble) whose total compensation from Brunswick (excluding any retention bonuses to be paid to certain officers and employees of the Golf Business by Brunswick) on an annualized basis exceeds $25,000, specifying their names and job designations, the total amount paid or payable (excluding any retention bonuses to be paid to certain officers and employees of the Golf Business by Brunswick), the basis of such compensation, whether fixed or commission or a combination thereof, and their current rate of pay. Except as otherwise disclosed on Schedule 4.15, since December 31, 1995, there has been no change in compensation, by means of wages, salaries, bonuses, gratuities or otherwise, to any such officer, employee or consultant of the Golf Business, or any change in compensation, other than in the ordinary and usual course of business, to officers and employees for reimbursable business expenses.

      4.16 Labor. There are no labor controversies pending or, to the best knowledge of Brunswick, threatened against Brunswick which could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Golf Business.

      4.17 Compliance with Laws. To Brunswick's knowledge, except as disclosed on Schedule 4.17 and excluding any violations that have previously been resolved, the Golf Business has been conducted in all material respects in accordance with all applicable laws, rules, regulations, orders and other requirements of governmental authorities, including, without limitation, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), all laws, regulations and orders relating to antitrust or trade regulation, employment practices and procedures, and the health and safety of employees, but excluding any Environmental Laws, compliance with which is the subject of Section 4.13. Brunswick has not received any notice of alleged violations of the foregoing, except as set forth in Schedule 4.17 or which have previously been resolved. In particular, and without limiting the foregoing, to Brunswick's knowledge, neither Brunswick, nor any officer, agent, employee, or other person associated with or acting on behalf of Brunswick has, directly or indirectly, used any corporate funds of the Golf Business for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from Golf Business funds; violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; established or maintained any unlawful or unrecorded fund of corporate monies or other assets of the Golf Business; made any false or fictitious entry on the books or records of the Golf Business; made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment of a similar or comparable nature, whether lawful or not, to any person or entity, private or public, regardless of form, whether in money, property, or services, to obtain favorable treatment in securing business or to obtain special concessions for the Golf Business, or to pay for favorable treatment for business secured or for special concessions already obtained for the Golf Business. Brunswick has furnished to Buyer or made available to Buyer for its review copies of any and all occupational safety and health survey information that has been prepared regarding the Owned Premises and that is currently relevant to the Owned Premises, including, without limitation, lead studies, particulate studies and noise studies.

      4.18 Schedules. The Schedules to this Agreement set forth all the information concerning the Golf Business and Brunswick required in this Section
4. To the extent a statement in this Section 4 is untrue or omits to state a material fact necessary to make such statement not misleading, the Schedules set forth the statements necessary to make the statements in this Section 4 true and not misleading. All information and statements set forth in the Schedules shall be deemed to supersede and correct the statements made in this Section 4 and to be additional representations and warranties of Brunswick.

      4.19 Receivables. Schedule 4.19 sets forth a list, as of May 8, 1996, of all trade receivables of Brunswick for sales, advances made or services rendered in connection with the Golf Business and any other amounts in excess of $5,000 each owing to Brunswick from any person in connection with the Golf Business and all such receivables arose in the ordinary course of the Golf Business. Except as set forth in Schedule 4.19, such receivables are neither subject to any offset nor counterclaim by such obligors nor any encumbrance.

      4.20 Insurance. Except as set forth on Schedule 4.20, Brunswick has not received any notices of any pending or threatened termination, nonrenewal or material premium increases with respect to any insurance policies maintained by Brunswick on its properties used in the Golf Business or on the Golf Business or against liabilities incurred in the Golf Business. Except as described on
Schedule 4.20, there are no outstanding requirements or recommendations made by or on behalf of any insurance company that issued a policy with respect to any of the properties used in the Golf Business nor any operations or liabilities of the Golf Business requiring or recommending any equipment or facilities to be installed or in connection with any of the properties used in the Golf Business or any operations or liabilities of the Golf Business.

      4.21 Customers, Suppliers. Schedule 4.21 is a full and complete list of
(a) all customers of the Golf Business who accounted for more than five percent of revenues in 1995 and (b) the ten largest (by dollar amount of material supplied) suppliers that supplied material to the Golf Business in the ordinary course of business of the Golf Business in 1995 .

      4.22 Securities. Schedule 4.22 lists all the securities in the bank or broker-dealer accounts in which Brunswick has deposited money or securities which relate to the Golf Business, showing the name of the persons holding such accounts, the type of account and the balance therein as of a stated date not more than ten days before the date hereof.

      4.23 Regulation. Schedule 4.23 lists all the governmental permits, licenses and registrations held by Brunswick relating exclusively to the Golf Business, which, except as otherwise described on Schedule 4.23, are all of the governmental permits that Brunswick needs to carry on the Golf Business as currently conducted without violating any law. Brunswick has not received notice, nor does it have reason to believe, that any governmental body or officer intends to cancel or terminate any governmental permit or that valid grounds for such cancellation or termination currently exist.

      4.24 "As is, Where is". Except as otherwise expressly provided in this
Section 4, Brunswick is making no representation or warranty as to the Owned Premises, the Golf Assets or the Golf Business and Buyer acknowledges and agrees that except as otherwise provided herein Brunswick is selling and conveying the Golf Assets and the Golf Business on an "as is, where is" basis with all faults.

      Section 5.  Employees' Pension and Other Benefit Plans.

      5.1 Employees. The Buyer will offer employment as of the Closing Date to all employees of the Golf Business who are actively employed on the Closing Date, except for those listed on Schedule 5.1. Each employee of the Golf Business who is on an approved leave of absence (including absences as a result of workers' compensation injuries) on the Closing Date will be offered employment by Buyer upon the termination of such leave of absence, provided the leave of absence was the type of leave which would have entitled such employee to resume active employment under the terms of the leave of absence policies of the Golf Business at the date such leave of absence commenced. If upon termination of an absence due to workers' compensation injuries an employee is only permitted to do modified duty work, the Buyer will offer such modified duty work to such employee to the extent such modified duty work is available.

      5.2 Pension Plans. Employees of the Golf Business participate in the following pension plans (the "Pension Plans"):

            Brunswick Pension Plan for Salaried Employees
            Brunswick Pension Plan for Hourly Wage Employees at the Torrington, Connecticut Plant

Brunswick will continue to administer the Pension Plans following the Closing Date. Participants in the Pension Plans will accrue no additional service or benefits after the Closing Date, and participants in the Pension Plans will receive benefits pursuant to the provisions of the Pension Plans. All participants in the Pension Plans will be fully vested in all benefits accrued through the Closing Date. Buyer will have no responsibility or liability with respect to the Pension Plans.

      5.3 Other Benefit Plans. Buyer's and Brunswick's obligations and liabilities under certain other employee benefit plans of the Golf Business are as follows:

            5.3.1 Medical Plan Claims. After the Closing Date the employees of the Golf Business will no longer be covered by Brunswick's present medical benefit plans. Brunswick shall retain liability for all medical claims of employees of the Golf Business for expenses incurred prior to the Closing Date as well as hospital expense claims arising from continuous hospitalization periods which began prior to the Closing Date. Buyer shall provide medical insurance coverage as of the Closing Date, with immediate eligibility without regard for any pre-existing conditions, for all employees of the Golf Business who were covered by Brunswick's medical benefit plans on the Closing Date and who become employees of the Buyer on or after such date. Brunswick will comply with applicable provisions of COBRA (Sections 601 through 607 of ERISA and Section 4980B of the Code).

            5.3.2 Disability Plan Claims. The employees of the Golf Business will not be covered by Brunswick's present disability benefit plan after the Closing Date. Any employee of the Golf Business or dependent of such employee who is receiving disability plan benefits immediately prior to the Closing Date and continues to receive benefits on and after the Closing Date and any employee of the Golf Business and any dependent of such an employee who has filed for disability plan claims but is in the waiting period for benefits as of the Closing Date will be the responsibility of Brunswick for all benefit-related expenses for as long as such employee continues to qualify for disability benefits under the current plan provisions, as amended from time to time. A list of those employees of the Golf Business who are receiving, have filed for or have qualified for disability plan benefits as of the date of this Agreement is attached as Schedule 5.3.2.

            5.3.3 Life Insurance Plan Claims. Life insurance claims, if any, for employees of the Golf Business will be decided based on the provisions of the applicable life insurance plans and the provisions of the master contract of the insurer. In all cases, the language of the insurer's policy will govern.

      5.4 Employee Records. Brunswick shall make available to the Buyer all personnel records, including, but not limited to, names, Social Security numbers, performance ratings and evaluations, dates of hire by Brunswick or any affiliate of Brunswick, dates of birth, number of hours worked each calendar year, and salary histories, for all of Brunswick's employees to be employed by the Buyer from and after the Closing Date.

      5.5 Termination and Severance Pay. Buyer will be responsible for any accrued vacation and sickness benefits accrued as of the Closing Date and reflected on the Closing Balance Sheet with respect to employees of the Golf Business who become employed by Buyer on or immediately after the Closing Date. Buyer shall also be responsible for all termination and severance pay for employees of the Golf Business who are employed by Brunswick on the Closing Date and who are employed by Buyer immediately thereafter, provided any such termination or severance pay results from the transaction contemplated by this Agreement or from any action taken by the Buyer or the employee on or after the Closing Date.

      Section 6. Prorated Taxes, Brokerage Fees, Product Liability Claims, Expenses, Environmental Matters and Cost of Asbestos and Noise Studies.

      6.1 Proration of Taxes. All real estate, personal property and ad valorem taxes relating to the Golf Assets which shall have accrued and become payable prior to the Closing Date shall be paid by Brunswick. All such taxes which shall be accrued but unpaid or which have been paid in advance shall be properly reflected on the Closing Balance Sheet. In connection with such proration of taxes, in the event that actual tax figures are not available at the Closing Date, the taxes reflected on the Closing Balance Sheet shall be based upon the actual taxes for the preceding year for which actual tax amounts are available and such taxes shall be reprorated upon request of either party made within 60 days of the date that the actual amounts become available, provided that the actual amount is at least 5% more or 5% less than the amount on which the original proration was based.

      6.2 Brokerage Fees. Brunswick and Buyer each represent, covenant, warrant and agree with the other that it has not engaged any broker or any other person who would be entitled to any brokerage fee or commission in respect of the execution of this Agreement or the consummation of the transactions contemplated hereby, except in the case of (i) Brunswick, for NationsBanc Capital Markets, Inc., whose fees will be paid by Brunswick and (ii) Buyer, for Merbanco Incorporated and Berenson Minella & Company, each of whose fees will be paid by Buyer.

      6.3 Product Liability. Brunswick agrees with Buyer that Brunswick is solely responsible for any and all claims for injury (including death) or claims for damage (other than warranty claims which Buyer has assumed pursuant to Section 2.3.2), direct or consequential, resulting from or connected with finished products or services manufactured or sold by the Golf Business, provided that such claims relate to injury or damage occurring prior to the Closing Date (whether or not known to Brunswick on the Closing Date), and Buyer shall have no liability for such claims. Buyer agrees with Brunswick that Buyer is solely responsible for any and all claims for injury (including death) or claims for damage (other than warranty claims which Buyer has assumed pursuant to this Agreement), direct or consequential, resulting from or connected with products or services manufactured or sold by the Golf Business, provided that such claims relate to injury or damages occurring on or after the Closing Date, and Brunswick shall have no liability for such claims.

      6.4 Expenses. Except as otherwise agreed to in this Agreement, each party shall bear its own expenses with respect to the transactions contemplated by this Agreement.

      6.5 Environmental Matters. Brunswick's and Buyer's obligations and liabilities with respect to environmental matters relating to the Golf

Business are as follows:

            6.5.1 Brunswick's Obligations. (a) Brunswick agrees with Buyer that Brunswick will submit Property Transfer Program-Form III and sign Section C thereof as the Certifying Party under the Connecticut Transfer Act (Connecticut General Statutes Section 22a-134 et. seq.) (the "Transfer Act") in connection with the transfer and sale of the Owned Premises to Buyer in accordance with this Agreement. Brunswick agrees to commence investigation and remediation of the Owned Premises as required under the Transfer Act without undue delay, and to use reasonable efforts to cause such investigation and remediation to occur in such a manner so as to minimize the disruption of the Buyer's business. If, during the course of any investigation or remediation of the Owned Premises undertaken by Brunswick pursuant to the

Transfer Act, Brunswick discovers previously unknown hazardous substances that were present in, on or under the Owned Premises on the Closing Date and that require remediation under the Transfer Act, Brunswick shall be solely responsible for remediation of those hazardous substances in accordance with the Transfer Act.

      (b) Brunswick further agrees with Buyer that Brunswick is solely liable for any and all liabilities (including all costs of required remediation of environmental pollution), any and all claims for injury (including death) or claims for damage, direct or consequential, to property or any person or entity, resulting from the release by Brunswick or any prior owner of the Owned Premises of any hazardous substance located in, on or under, or emanating from, the Owned Premises if (i) such release occurs prior to the Closing Date, (ii) such release is known to Brunswick as of the date of this Agreement or is discovered during any investigation or remediation of the Owned Premises undertaken by Brunswick pursuant to the Transfer Act and is required to be remediated by the Transfer Act, and (iii) the claim relating to such release is made on or before the date that is 25 years after the date of this Agreement, and Buyer shall have no liability therefor; provided however, that Brunswick shall be solely responsible, without regard to knowledge and without regard to the 25 year period, for all such liabilities and claims resulting from any release by Brunswick or any prior owner of the Owned Premises of any material that reaches any location outside the Owned Premises prior to the Closing Date regardless of whether the claims are made before or after the Closing Date.

      (c) Brunswick also agrees with Buyer that Brunswick is solely responsible (as between Brunswick and Buyer) for any and all claims for injury (including death) or claims for damages to any property or person or entity (but excluding claims for lost profits or consequential damages) resulting from the acts of Brunswick's employees or agents or any persons hired by Brunswick in performing any investigation or remediation of the Owned Premises under the provisions of the Transfer Act or any other remediation program undertaken by Brunswick with respect to the Owned Premises.

      (d) Brunswick represents that to the extent required by any Environmental Law it has reported to the appropriate government agency all violations of Environmental Laws by the Golf Business that are both known to Brunswick and that occurred prior to the Closing. If Brunswick discovers its violation of any Environmental Law during any investigation or remediation of the Owned Premises undertaken by it pursuant to the Transfer Act, and Brunswick is required by law to report said violation to a government agency, Brunswick will report the violation in a timely manner. Brunswick also represents that the increased cost (immediately after the Closing as compared to immediately prior to the Closing) of transporting metal hydroxide sludge generated at the Owned Premises without drying it (assuming the volume of such sludge does not change after the date of this Agreement) will be no more than $15,000 per year.

      (e) Brunswick agrees that if Brunswick knows, or discovers during any investigation or remediation of the Owned Premises undertaken by it pursuant to the Transfer Act, that it has violated any Environmental Law, Brunswick shall be liable for any fines, penalties, assessments or other enforcement actions taken by any governmental agency against Brunswick or Buyer for Brunswick's violation.

      (f) Brunswick has submitted an application for a permit to the Connecticut Department of Environmental Protection, and is obtaining any necessary local approvals, relating to the discharge of heat treating quench water containing a mixture of potassium nitrate, sodium nitrate and sodium nitrite salts from the Owned Premises as of the Closing Date. Until the earliest of (i) such time as the permit relating to such application is issued, (ii) the 150th day after the Closing Date or (iii) the date that process modifications are implemented as described in the next sentence, Brunswick agrees that it is solely responsible for all costs associated with storing and transporting such quench water from on-site holding tanks to an off-site disposal facility that has appropriate permits for the disposal of such quench water. In the event that such a permit is not issued by the Connecticut Department of Environmental Protection (i) within three months after the date of this Agreement, but is issued within five months of the date of this Agreement, Brunswick will reimburse the Buyer for any costs reasonably incurred by the Buyer in attempting to implement any process modification required in order to ensure that the treatment of such quench water and any discharges thereof comply with all Environmental Laws in effect at the time of the implementation of such solution, and (ii) within five months after the date of this Agreement, Brunswick will be solely responsible for the cost of such process modification; provided, however, that in no event shall Brunswick's expenses relating to the obligations set forth in clauses (i) and (ii) above exceed $150,000.

      (g) Brunswick shall insure that all contractors hired by it to conduct environmental investigations and remedial action at the Owned Premises possess insurance to cover liabilities that may be incurred in the course of investigation and remediation. Brunswick shall require that all such remediation contractors obtain the following insurance coverage: (i) Comprehensive General Liability ("CGL") in an amount not less than $5 million (including contractual liability and completed operations hazards), (ii) Consultants Environmental

Liability in an amount not less than $1 million (including errors and omissions ("E and O") and contractor's pollution liability), (iii) Automobile Liability in an amount not less than $1 million, and (iv) Workers Compensation Insurance as required by statute. Buyer shall be named as additional-insured on any such contractor's CGL, Consultants Environmental Liability and Automobile Liability policies, and evidence of such shall be provided to Buyer. Any such contractors must agree to continue coverage under claims made policies for a period of at least two years following completion of their work.

            6.5.2 Buyer's Obligations. (a) Buyer agrees with Brunswick that Brunswick (including its employees and agents and any persons hired by Brunswick to perform environmental investigation or remediation work on the Owned Premises) shall have all necessary and appropriate access rights to the Owned Premises for purposes of performing any investigation and remediation of the Owned Premises under the provisions of the Transfer Act, or any other investigation or remediation program undertaken by Brunswick with respect to the Owned Premises), until such time as Brunswick shall have completed any such investigation or remediation programs.

            (b) Buyer also agrees with Brunswick that Buyer shall not impede Brunswick's investigation and remediation of the Owned Premises under the provisions of the Transfer Act, or any other investigation or remediation program undertaken by Brunswick with respect to the Owned Premises, subject to Brunswick's obligation to use reasonable efforts to cause such program to occur in such a manner so as to minimize the description of the Buyer's business. Without Brunswick's prior written consent, Buyer shall not initiate any contacts or discussions with any government or governmental authority (including, without limitation, the

Connecticut Department of Environmental Protection, but excluding courts) for the purpose of relating environmental matters pertaining to Brunswick's ownership or operation of the Golf Business, or Brunswick's investigation or remediation of the Owned Premises under the provisions of the Transfer Act, or any other investigation or remediation program undertaken by Brunswick with respect to the Owned Premises, unless such contacts are required by law. The provisions of this subparagraph (b) do not limit Buyer's ability to participate fully in any and all public proceedings under the Transfer Act. The provisions of this subparagraph (b) do not in any way limit Buyer's ability to pursue any environmental permits, licenses, registrations or any other effort by Buyer to ensure that Buyer is in compliance with all applicable environmental, health and safety laws.

            (c) Buyer further agrees with Brunswick that Buyer is solely liable for any and all liabilities, any and all claims for injury (including death) or claims for damage, direct or consequential, to property or any person or entity, resulting from the release of any hazardous substance located in, on or under, or emanating from, the Owned Premises (i) if such release occurs on or after the Closing Date (provided, however, that if such release (x) constitutes a continuing post-closing release of a substance that was known by Brunswick on the Closing Date to be present at the site of such release and (y) is produced by the operating processes of the Golf Business facilities conducted in the same manner as conducted prior to the Closing Date, which source was not known on the Closing Date, then Buyer shall only be responsible for the incremental liability caused by such releases occurring on or after the Closing Date, so that Brunswick shall be in no better or worse position than it would have been in had no such post-Closing releases taken place), (ii) if such release occurs prior to the

Closing Date and the claim relating to such release is made after the date that is 25 years after the date of this Agreement or (iii) if such release is not known to Brunswick as of the date of this Agreement, and in any such case Brunswick shall have no liability therefor.

            6.5.3 Gasoline Seepage. Brunswick and Buyer agree to use commercially reasonable efforts after the Closing Date to jointly address the issue of the possible seepage of gasoline on or under the Owned Premises from a location outside the Owned Premises. Nothing in Section 6.5.2(b) shall limit Buyer's ability to initiate contacts with any government or governmental authority with respect to such issue.

            6.5.4. Release. When used in this Section 6.5, the term "release" refers to the initial release of any hazardous substance on, into or under the Owned Premises or off-site. Any further movement of the hazardous substance, regardless of whether that further movement occurs prior to Closing or at any time after Closing and before the completion of remediation of that hazardous substance under the Transfer Act, is considered to be a release as if it had occurred on the date of the initial release.

      Section 7.  Opinions.

      7.1 Opinion of Counsel to Buyer. Brunswick shall receive from Kenneth J. Warren, counsel to Buyer, an opinion dated the date hereof and in form and substance satisfactory to Brunswick to the effect that:

            (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware;

            (b) Buyer has full corporate power and authority to execute, deliver and perform this Agreement and the bills of sale and other instruments of transfer contemplated by this Agreement;

            (c) this Agreement and the bills of sale and other instruments of transfer contemplated by this Agreement, have been duly authorized, executed and delivered by Buyer and, except for the provisions of Section 8 of this Agreement, constitute valid and legally binding obligations of Buyer enforceable in accordance with their respective terms except as enforcement thereof may be limited by bankruptcy, insolvency and other laws affecting the enforcement of creditors' rights generally; and

            (d) neither the execution and delivery nor the performance by Buyer of this Agreement, each Related Agreement or such instrument will violate or breach or conflict with or constitute a default under the Certificate of Incorporation or By-Laws of Buyer or any indenture, loan agreement, contract or instrument known to such counsel to which it is a party or by which it is bound or any applicable law, rule, regulation, judgment, order or decree of any government, governmental instrumentality or court asserting jurisdiction over Buyer which is known to such counsel.

      7.2 Opinion of General Counsel of Brunswick. Buyer shall receive from the General Counsel of Brunswick an opinion dated the date hereof and in form and substance satisfactory to Buyer to the effect that:

      (a) Brunswick is a corporation duly organized and validly existing under the laws of the State of Delaware;

      (b) Brunswick has full corporate power and authority to own and maintain the Golf Assets and to transact the Golf Business and to execute, deliver and perform this Agreement and the bills of sale and other instruments of transfer provided for in this Agreement;

      (c) this Agreement and the bills of sales and other instruments of transfer provided for in this Agreement, have been duly authorized, executed and delivered by Brunswick and, except for the provision of Section 8 of this Agreement, constitute the valid and legally binding obligations of Brunswick enforceable in accordance with their respective terms except as enforcement thereof may be limited by bankruptcy, insolvency and other laws affecting the enforcement of creditors' rights generally and, based solely on such counsel's review of a lien search attached to such opinion as an exhibit, such bills of sales and other instruments of transfer are sufficient in form and substance to vest in Buyer title to the Golf Assets (other than the Owned Premises) free and clear of all liens, encumbrances, charges, imperfections of title, restrictions, equities and claims of record, and, to the knowledge of such counsel, without independent investigation, all other liens, encumbrances, charges, imperfections of title, restrictions, equities and claims of every kind, except Permitted Encumbrances and those set forth on Schedule 4.3 to this Agreement;

      (d) neither the execution and delivery nor the performance of this Agreement and the bills of sale and instruments of transfer by Brunswick will violate or breach or conflict with or constitute a default under the Certificate of Incorporation or By-Laws of Brunswick, or any indenture, loan agreement, contract or instrument known to such counsel to which Brunswick is a party or by which it is bound, or any applicable law, rule, regulation, judgment, order or decree of any government, governmental instrumentality or court asserting jurisdiction over Brunswick which is known to such counsel; and

      (e) to the knowledge of such counsel, except as set forth in Schedule 4.9, there is no proceeding, action, claim, dispute, suit, appeal or investigation, at law or in equity, pending or overtly threatened against Brunswick with respect to the Golf Business, or involving a Golf Asset or a Golf Liability before any court, agency, authority, arbitration panel or other tribunal having jurisdiction over Brunswick or its assets.

      Section 8. Non-competition. Brunswick, in order to induce Buyer to enter into this Agreement, expressly covenants and agrees that for a period of two years from and after the Closing Date, Brunswick will not directly or indirectly, own, manage, operate, join, control, or participate in or be connected with any business, individual, partnership, firm or corporation, which is at the time engaged, wholly or partly, in the Golf Business engaged in by Brunswick on the Closing Date, provided that Brunswick or any of its affiliates may acquire a business that otherwise would violate the foregoing restrictions as long as no more than 25% of the annual sales of the acquired business is in businesses which violate the foregoing restrictions. If more than 25% of the annual sales of the acquired business is in businesses which violate the foregoing restrictions, Brunswick or its affiliate may acquire such business as long as it uses commercially reasonable efforts to divest itself of the competing operations within eighteen months after such acquisition. It shall not be a violation of any of the foregoing restrictions for a member of the board of directors of Brunswick to, directly or indirectly, own, manage, operate, join, control, or participate in or be connected with any business, individual, partnership, firm or corporation, which is at the time engaged, wholly or partly, in the Golf Business engaged in by Brunswick on the Closing Date.

      Brunswick may own an aggregate of not more than five percent of the outstanding stock of any class of any corporation engaged in any such business, if such stock is listed on a national securities exchange or regularly traded in the over-the-counter market by a member of a national securities exchange, without violating the provisions of this Section, provided Brunswick does not have the power to control or direct the management or affairs of such corporation and is not otherwise associated with it. Brunswick expressly covenants and agrees that the remedy at law for any breach of this Section 8 will be inadequate and that, in addition to any other remedies Buyer may have, Buyer shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage or posting any bond. To the extent that any part of this provision may be invalid, illegal or unenforceable for any reason, it is intended that such part shall be enforceable to the extent that a court of competent jurisdiction shall determine that such part if more limited in scope would have been enforceable and such part shall be deemed to have been so written and the remaining parts shall as written be effective and enforceable in all events.

      Section 9.  Post Closing Covenants of Buyer.

      9.1 Liabilities. Buyer agrees to keep a list describing in detail the Golf Liabilities paid by Buyer and to retain all documentation supporting actual payment of each Golf Liability. Buyer will submit such list and such documentation to Brunswick within 30 days after the end of each calendar quarter until all such Golf Liabilities have been paid, satisfied or discharged by Buyer. After all the Golf Liabilities have been paid, satisfied or discharged and after the list and documentation regarding the actual payment of each Golf Liability have been submitted to Brunswick, Buyer shall no longer be required to keep such list and documentation.

      9.2 Availability of Records. To the extent not located at the Owned Premises, Brunswick shall, on or immediately prior to the Closing Date, have delivered to Buyer all of the tangible Golf Assets. After the Closing, Buyer shall make available to Brunswick as reasonably requested by Brunswick or any taxing authority all information, records or documents relating to the Golf Assets for all periods prior to Closing and shall preserve all such information, records and documents until the later of (i) seven years after the Closing or
(ii) the expiration of all statutes of limitation for taxes for periods prior to the Closing or extensions thereof applicable to Brunswick for tax information, records or documents. Buyer shall also make available to Brunswick, as reasonably requested by Brunswick, personnel responsible for preparing or maintaining information, records and documents, both in connection with tax matters as well as litigation and potential litigation, including without limitation, claims for workers' compensation, product liability, general insurance liability and automobile insurance liability. Any of such assistance shall be at the sole cost and expense of Brunswick. Prior to destroying any records or documents related to the Golf Business for all periods prior to the Closing Date, Buyer shall notify Brunswick of its intent to destroy such records or documents, and Buyer will, at the sole cost and expense of Brunswick, deliver such records and documents to Brunswick and permit Brunswick to retain any and all such records or documents. With respect to any claims which are Brunswick's responsibility under Section

8.3, Buyer shall, at the sole cost and expense of Brunswick, render all reasonable assistance which Brunswick may request in defending such claim and shall make available to Brunswick technical personnel most knowledgeable about the product in question.

      9.3 Use of Trade or Service Marks. Buyer shall not use or permit distributors of Golf products to use the name "Brunswick" or any derivation thereof whether in English or any other language, or corporate, trade or service marks owned or used by Brunswick or its affiliates, unless such marks or names are included in the Golf Assets or unless such use is permitted in writing by Brunswick, except that (i) for twelve months after the Closing Date Buyer may use all inventory produced prior to the Closing Date which are included in the Golf Assets and which contain the name "Brunswick," (ii) for twelve months after the Closing Date Buyer may use the name "Brunswick" on all inventory finished during the first eight weeks after the Closing Date, and (iii) for six months after the Closing Date Buyer may use all printed material and boxes which are included in the Golf Assets and which contain the name "Brunswick". After the relevant twelve month and six month periods referred to in the previous sentence Buyer will place a sticker over the name "Brunswick" or otherwise remove the name "Brunswick" from such material, boxes and inventory. The parties agree that such use by Buyer of the name "Brunswick" on printed material, boxes and products does not constitute representing the golf products sold by Buyer as being Brunswick products. All products of the Golf Business manufactured by Buyer after the Closing Date shall bear a new code identification which indicates the products were manufactured by Buyer.

      9.4 W-2 Forms for Employees and 1099 Forms for Other Payees. During the 90 days following the Closing Date, Buyer shall prepare for Brunswick such W-2 forms, payroll tax reports and forms, and 1099 forms for the employees and other payees of the Golf Business at such times as Brunswick requests without cost or expense to Brunswick. Buyer will provide W-2 information on Brunswick's employees to Brunswick and to Brunswick's insurance company to enable Brunswick to comply with workers' compensation laws.

      Section 10.  Indemnification, Survival and Termination.

      10.1 Indemnification by Brunswick. Brunswick agrees to indemnify and hold harmless Buyer and its affiliates at all times against and in respect of all losses, liabilities, claims, damages, costs and expenses (including reasonable attorneys' fees and expenses) insofar (and only insofar) as such losses, liabilities, claims, damages, costs and expenses (including reasonable attorneys' fees and expenses) exceed in the aggregate $300,000 (Buyer and its affiliates shall not be entitled to indemnification for the first $300,000 of such losses, liabilities, claims, damages, costs and expenses) and are caused by any (a) Excluded Liabilities, (b) Golf Liability which is of a kind required to be disclosed on a balance sheet and is of an amount in excess of the amount, if any, reflected on the Closing Balance Sheet, provided that if such amount was correct in accordance with the facts and circumstances as in existence as of the Closing Date, no liability on the part of Brunswick with respect to such Golf Liability shall exist, and (c) breach of the representations, warranties, covenants and agreements of Brunswick set forth in this Agreement, provided that the aggregate liability of Brunswick under this Section 10 shall not exceed $3,000,000 except as otherwise provided in the next sentence. The foregoing $300,000 aggregate threshold and the $3,000,000 aggregate liability limit shall have no application to, and Brunswick hereby agrees to indemnify and hold harmless Buyer and its affiliates at all times against any loss, liability, claim, damage, cost or expense (including reasonable attorneys' fees and expenses) incurred by Buyer or its affiliates with respect to (i) Excluded Liabilities, (ii) any payment required by Brunswick under Section 2.6, (iii) any breach by Brunswick of its representations contained in the first two sentences of Section 4.3, (iv) any claims which are Brunswick's responsibility under Section 5.2, 6.2 or 6.3, (v) any matters which are Brunswick's responsibility under Section 6.5, and (vi) any Golf Liability which is of a kind required to be disclosed on a balance sheet and is of an amount in excess of the amount, if any, reflected on the Closing Balance Sheet; provided that if such amount was correct in accordance with the facts and circumstances as in existence as of the Closing Date, no liability on the part of Brunswick with respect to such Golf Liability shall exist.

      No right of Buyer for indemnification hereunder shall be affected by any examination made for or on behalf of Buyer (including any examination of the Golf Business or Brunswick) or Brunswick, the knowledge of any of Buyer's, Brunswick's or the Golf Business' officers, directors, shareholders, employees or agents, or the acceptance by Buyer or Brunswick of any certificate or opinion; provided, however, that Buyer hereby waives any right to indemnification hereunder with respect to any representation if Richard P. Johnston, Christopher A. Johnston, David E. Johnston, Kenneth J. Warren or Raymond J. Minella had knowledge of each and every fact necessary to prove that such representation was inaccurate and had not given written notice of such knowledge to Brunswick prior to the Closing.

      Buyer shall promptly notify Brunswick in writing of all matters of which it has notice which may give rise to the right to indemnification hereunder, but the failure so to notify shall not relieve Brunswick from any liability Brunswick may have except to the extent such failure materially prejudices Brunswick. Brunswick shall have the right with the consent of Buyer, which shall not be unreasonably withheld, to settle all indemnifiable matters related to claims by third parties which are susceptible to being settled, and to defend (without the consent of Buyer) through counsel of its own choosing, at its own expense, any action which may be brought by a third party in connection therewith, provided, however, that Buyer shall have the right to have its counsel participate fully in such defense, but the fees and expenses of such counsel shall be at the expense of Buyer unless (a) Brunswick and Buyer shall have mutually agreed to the retention of such counsel or (b) the defendants in or targets of any such action or proceeding (including any impleaded parties) include both Brunswick and Buyer and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. Buyer and Brunswick shall keep each other informed of all settlement negotiations with third parties and of the progress of any litigation with third parties. Buyer and Brunswick shall permit each other reasonable access to books and records and otherwise cooperate with all reasonable requests of each other in connection with any matter or claim for indemnification.

      10.2 Indemnification by Buyer. Buyer agrees to indemnify and hold harmless Brunswick at all times against and in respect of all losses, liabilities, claims, damages costs and expenses (including reasonable attorneys' fees and expenses) insofar (and only insofar) as such losses, liabilities, claims, damages, costs and expenses (including reasonable attorneys' fees and expenses) are caused by any breach of the representations, warranties, covenants and agreements of Buyer set forth in this Agreement.

      Brunswick shall promptly notify Buyer in writing of all matters of which it has notice which may give rise to the right to indemnification hereunder, but the failure so to notify shall not relieve Buyer from any liability Buyer may have except to the extent such failure materially prejudices Buyer. Buyer shall have the right with the consent of Brunswick, which shall not be unreasonably withheld, to settle all indemnifiable matters related to claims by third parties which are susceptible to being settled, and to defend (without the consent of Brunswick) through counsel of its own choosing, at its own expense, any action which may be brought by a third party in connection therewith, provided, however, that Brunswick shall have the right to have its counsel participate fully in such defense, but the fees and expenses of such counsel shall be at the expense of Brunswick unless (a) Buyer and Brunswick shall have mutually agreed to the retention of such counsel or (b) the named parties to any such action or proceeding (including any impleaded parties) include both Brunswick and Buyer and the representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. Buyer and Brunswick shall keep each other informed of all settlement negotiations with third parties and of the progress of any litigation with third parties. Buyer and Brunswick shall permit each other reasonable access to books and records and otherwise cooperate with all reasonable requests of each other in connection with any matter or claim for indemnification.

      10.3 Survival. The representations, warranties, and agreements in Sections 3 and 4 that are given in this Agreement shall survive the Closing for a period of eighteen months, and no claim may be made based upon an alleged breach of any of such representations, warranties, and agreements, whether for indemnification in respect thereof or otherwise, unless written notice of such claim, in reasonable detail, is given to Buyer, or to Brunswick, as the case may be, within the applicable eighteen month period. Brunswick's and Buyer's agreements in Sections 2, 5 and 6 shall survive the Closing in perpetuity, and claims for alleged breaches of such sections may be made at any time. Brunswick's and Buyer's agreements in Sections 8 and 9 shall survive the Closing for the periods stated in such sections, and claims for alleged breaches of such sections may be made during such periods.

      Section 11.  Miscellaneous.

      11.1 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no assignment shall be made on or prior to the Closing Date, except that Buyer may assign its rights hereunder to a wholly-owned subsidiary or subsidiaries; provided that Buyer shall remain responsible for all of its obligations under this Agreement.

      11.2 No Press Release Without Consent. No press release related to this Agreement or the transactions contemplated herein, or other announcement to the employees, customers or suppliers of the Golf Business will be issued without the joint approval of Brunswick and Buyer, except any public disclosure which Brunswick or Buyer in its good faith judgment believes is required by law or by any stock exchange on which its securities are listed (in which case the party making the disclosure will consult with the other party prior to making any such disclosure). Brunswick and Buyer will cooperate to prepare a joint press release to be issued on the Closing Date or upon the request of Brunswick, at the time of the signing of this Agreement.

      11.3 Severability. Each of the provisions contained in this Agreement shall be severable, and the unenforceability of one shall not affect the enforceability of any others or of the remainder of this Agreement.

      11.4 Entire Agreement. This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by all of the parties hereto. This Agreement contains the entire agreement of the parties hereto with respect to the transactions covered hereby, superseding all negotiations, prior discussions and preliminary agreements made prior to the date hereof and is not intended to confer upon any other person any rights or remedies hereunder.

      11.5 No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and their respective affiliates and no provision of this Agreement shall be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

      11.6 Waiver. The failure of any party to enforce any condition or part of this Agreement at any time shall not be construed as a waiver of that condition or part, nor shall it forfeit any rights to future enforcement thereof.

      11.7 Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Illinois without regard to the conflicts of laws provisions thereof.

      11.8 Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.

      11.9 Counterparts. More than one counterpart of this Agreement may be executed by the parties hereto, and each fully executed counterpart shall be deemed an original.

      11.10 Choice of Forum. Buyer and Brunswick agree that any suit, action or proceeding brought by either party against the other party to this Agreement in connection with or arising out of this Agreement shall be brought solely in the Federal Courts of the Northern District of Illinois, or if such court lacks jurisdiction, in the Circuit Court for Lake County, Illinois.

      11.11 Further Documents. Brunswick and Buyer will, at the request of the other party, execute and deliver to such other party all such further instruments, assignments, assurances and other documents as such other party may reasonably request in connection with the carrying out of this Agreement.

      11.12 Further Assurances. Brunswick and Buyer hereby agree to take all such acts and do all such things as may be reasonably required to give effect to the transactions contemplated by this Agreement.

      11.13 Construction. The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

      11.14 Notices. All communications, notices and consents provided for herein shall be in writing and be given in person or by means of telex, telecopy or other wire transmission (with request for assurance of receipt in a manner typical with respect to communications of


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that type) or by mail, and shall become effective (a) on delivery if given in person, (b) on the date of transmission if sent by telex, telecopy or other wire transmission, or (c) four business days after being deposited in the mails, with proper postage for first-class registered or certified air mail, prepaid.

      Notices shall be addressed as follows:
            If to Buyer, to:

                  Merbanco, Incorporated
                  P.O. Box 25182
                  4015 West Lake Creek Drive

                  Suite 1
                  Jackson, Wyoming  83001
                  Attn:  Christopher A. Johnston
                  Fax:  307-739-2288

            with a copy to:

                  Kenneth J. Warren
                  Schwartz, Warren & Ramirez
                  41 South High Street
                  Columbus, Ohio  43215
                  Fax:  614-224-0360

            If to Brunswick, to:
                  Brunswick Corporation
                  1 N. Field Ct.
                  Lake Forest, IL  60045-4811
                  Attn:  General Counsel
                  Fax:  708-735-4050

            with a copy to:

                  Paul W. Theiss
                  Mayer, Brown & Platt
                  190 South LaSalle Street
                  Chicago, IL  60603
                  Fax:  312-701-7711


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
provided, however, that if either party shall have designated a different address by notice to the other, then to the last address so designated.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers as of the date first above written.

                                  BRUNSWICK CORPORATION

                                  By:  /s/ Frederick J. Florjancic, Jr.
                                     ------------------------------------------
                                     Name:  Frederick J. Florjancic, Jr.
                                     Title: Vice President

                                  FM PRECISION GOLF MANUFACTURING CORP.

                                  By:  /s/ Christopher A. Johnston
                                     ------------------------------------------
                                     Name:  Christopher A. Johnston
                                     Title:  Chairman




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